Exhibit 99.1

Academia evaluates SCWorx Platform

Dr. Handfield, Professor of Supply Chain Management at North Carolina State University, commentary

NEW YORK--(BUSINESS WIRE) - February 15, 2019-- SCWorx Corp. (Nasdaq: WORX) announced today that it is releasing a new series of engineer driven ad-hoc reports focused on delivering increased content to its already robust report delivery capabilities. “This new environment will allow our customers greater access to reporting by providing simple point and click functions that will empower even the most casual end-user the ability to create finished reports on-demand” said Marc Schessel CEO of SCWorx.

“Currently, at most hospitals, administrators cannot confidently determine the cost of labor or supplies for any given procedure and they cannot apply a reasonable overhead rate for procedures based on the utilization of equipment and real estate. Yet these same hospitals are negotiating contracts with insurance company payers without truly knowing what the costs of these procedures” said Dr Robert Handfield, Professor of Supply Chain Management at North Carolina State University, “The information fundamentals of operating a business are missing, and this can lead to operational decision-making that interferes with efficiency, productivity, supplier selection, and countless other critical decisions.

SCWorx is a data governance system designed to specifically address the gaping hole in data synchronization and integrity in hospitals. The system has three essential elements that provide a comprehensive solution for healthcare providers to deal with the lack of integration between their systems and synchronization of their disparate databases.

These elements include:

1.	Item Master Creation - SCWorx provides toolsets to providers that help them create the expanded attributes necessary to synchronize and integrate the core administrative systems that in turn manage the systems that provide information around the purchase, use and ultimate reimbursement of all items used by the hospitals. In addition to the internal operational benefits which are tremendously valuable – the SCWorx system – with over 200 data elements that create a common healthcare vernacular, enable each hospital system to join a consortium of other hospitals that all translate data in an identical fashion – enabling instant communication, sharing of business practices and processes.

2.	Automation - Today a vast majority of healthcare related information is built and managed via human touches of some sort – once SCWorx attaches the raw data to a system that delivers predictable and synchronized data the next step was to ensure that it is delivered in the same manner each and every time – this SCWorx tool is designed to automate most of the human touches dealing with the updating of the purchase data as well the connection of this data to the clinical and billing systems increasing productivity by automatically assigning general ledger numbers, categorization or UNSPSC codes, and other critical codes that remove the human interaction and ensure continuous standardization of data. This makes it universally standardized and recognizable by all the stakeholders throughout the business channels of the hospital.

3.	Advanced Analytics Tooling - Information standardization leads to improved analysis of trends, data reports, and provides the baseline for healthcare to begin the journey towards effective data analytics. Hospitals cannot be successful in their quest to drive down costs and substantially increase safety unless they have the cohesive and accurate data that allows them to track their costs, utilization and reimbursement available on an almost real-time basis, with extreme confidence in its accuracy.

As hospitals deploy these tools, C-Suite management, hospital board members and especially hospital managers, are finally able to trust their data, better understand their cost drivers, and, for the first time truly assess the cost of performing the complicated procedures that each day are being performed in their hospitals, allowing them to not only reduce the costs of products but reduce the entire cost of all processes and procedures run on a day to day basis.”

About SCWorx

SCWorx offers an advanced software solution for the management of health care providers’ foundational business applications. Together these software systems have been credited with the healthcare providers’ customers tending to realize reduced medical expenses, while healthcare providers have tended to experience expanded revenues and more successful and safer clinical outcomes. The SCWorx software solution ultimately transforms many aspects of the healthcare providers’ business through its delivery of highly accurate, real-time information that offers the executives of these healthcare providers the ability to optimize many areas of their day-to-day operations, negotiate better contracts with their vendors and payors and make better decisions with respect to strategic purchases.

Forward-looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, SCWorx may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations and the availability of sufficient resources of the combined company to meet its business objectives and operational requirements.

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Source: SCWorx Corp.

SCWorx Corp.

John Price, CFO

jprice@scworx.com